EXHIBIT 10.19

FORM OF GRANT OF EMPLOYEE STOCK OPTION

Date:

Re:	Non-qualified Stock Options

          The Committee, which administers The 1999 Equity Participation Plan of Caraco Pharmaceutical Laboratories, Ltd. (the “Plan”), hereby grants you (the “Grantee”) a non-qualified stock option (each an “Option”), pursuant to the Plan, in consideration for your rendering faithful and efficient service to the Company. Certain capitalized terms used in this agreement (the “Agreement”) are defined in paragraph 12 hereof. Certain capitalized terms used in this Agreement, which are not defined herein, have the meanings indicated for such terms in Article I of the Plan. As used herein reference to the “Company” refer to Caraco Pharmaceutical Laboratories, Inc.

1.

Stock Option. The Option entitles the Grantee (and such Grantee’s permitted transferee as described in paragraph 3(a) below)(each such person, a “Purchaser”) to purchase up to the number of shares of the Company’s Common Stock, no par value (the “Option Shares”), specified below opposite such Grantee’s name, at an option price of $    per share, the Fair Market Value of the Company’s Common Stock at the close on the date prior to the grant (the “Option Price”), subject to the terms and condition of this Agreement:

Grantee	Number of Option Shares

2.	Additional Terms. The Options are also subject to the following provision:

(a)

Exercisability. Each Option may be exercised and Option Shares may be purchased at any time and from time to time after the execution of this Agreement, subject to the vesting limitations imposed by paragraph 2(b) of this Agreement. The Option Price for Option Shares shall be paid in full in cash or by check by the Purchaser of such Option Shares prior to the time of the delivery of Option Shares, or, at the written request of such Purchaser, the Committee may (but need not) permit payment to be made by (i) delivery to the Company of outstanding Shares, (ii) retention by the Company of one or more of such Option Shares or (iii) any combination of cash, check, such Purchaser’s delivery of outstanding Shares and retention by the Company of one or more of such Option shares. Option Shares acquired by Purchaser under this Agreement are hereinafter referred to as the “Exercise Shares.”

(b)

Vesting/Exercisability. (i) Grantee may only exercise the Option to purchase Option Shares to the extent that such Option has vested and become exercisable with respect to such Option Shares. Except as otherwise provided in Paragraph 2(b)(ii) below, the Option Shares will vest and become exercisable in accordance with the following schedule, if as of each such date the Grantee is still employed with the Company:

Date	Cumulative Percentage of Option Shares Vested and Exercisable

33 1/3%
33 1/3%
33 1/3%

Option Shares, which have become vested and exercisable, are referred to herein as “Vested Shares” and all other Option Shares are referred to herein as “Unvested Shares.”

(ii) Upon the occurrence of a Change in Control of the Company, each Option shall vest and all Unvested Shares shall become Vested Shares if, but only if, the Grantee is employed by the Company or any of its subsidiaries on the date of such occurrence.

(c)

Procedure For Exercise. Subject to the vesting limitation of Paragraph 2(b) above, a Purchaser may exercise all or any portion of the Option, so long as it is valid and outstanding, at any time and from time to time prior to its termination by delivering written notice to the Company as provided in Section 5.2 of the Plan and Written acknowledgement substantially in the form of Exhibit “A” hereto that such Purchaser has read, and has been afforded an opportunity to ask questions of the Company’s management regarding all financial and outer information provided to Purchaser concerning the Company, together with payment of the Option Price time the number of Option shares purchased. Subject to Section 5.2 and 5.3 of the Plan, at the time of exercise, Purchaser will be entitled to review all financial and other information regarding the Company it believes necessary to enable such Purchaser to make an informed investment decision.

3.	Transferability Of The Options.

(a)

The Grantee shall not sell, transfer, assign, pledge or otherwise dispose of (a “Transfer”) any interest in any Option with respect to any Unvested Shares. Any Option with respect to any Vested Shares of the

Grantee shall not be Transferred other than as a result of the death of such Grantee, testate or intestate, and the restrictions herein shall apply to any Transfer by any such permitted transferee.

	(b)	The Company may assign its rights and delegate its duties under this Agreement.

4.	Transferability Of Exercise Shares.

          (a) No Purchaser shall Transfer any Exercise Shares or any interest therein except in accordance with the provisions of this Agreement. Grantee shall promptly notify the Company of any disposition of shares of common stock acquired upon the exercise of the Option within (i) two years from the date of grant (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code), or (ii) one year after the transfer of such shares to the Grantee.

          (b) No holder of any Exercise Shares may Transfer any such shares (except pursuant to an effective registration statement and/or re-offer prospectus, as applicable, under the Securities Act) without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities law is required in connection with such transfer.

5.

Conformity With Plan. The options are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Except with respect to Paragraph 17 hereof, inconsistencies between this Agreement and the Plan shall be resolved in accordance with the term of the Plan, except as modified by Paragraph 2(b)(ii) of this Agreement. By executing this Agreement, the Grantee acknowledges receipt of the Plan and agrees to be bound by all of the other terms of the Plan.

6.

Employment. Notwithstanding any contrary oral representation or promises made to the Grantee prior to or after the date hereof, the Grantee and the Company acknowledge that such Grantee’s employment with the Company is and will continue to be subject to the willingness of each to continue such employment and nothing set forth herein or otherwise confers any right or obligation on such Grantee to continue in the employ of the Company or shall affect in any way such Grantee’s right or the right of the Company to terminate such Grantee’s employment at any time, for any reason, with or without cause.

7.

Adjustment. The Committee shall make appropriate and proportionate adjustments to the terms of the Options to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in the capitalization of the Company which the Committee determines to be similar, in its substantive effect upon the Plan or the Options, to any of the changes expressly indicated in this sentence, as provided in Section 8.3 of the Plan. The Committee may (but shall not be required to) make any appropriate adjustment to the term of the Options to reflect any spin-off, spin-out or other distribution of assets to shareholders or any acquisition of the Company’s stock or assets or other change which the Committee determines to be similar, in its substantive effect upon the Plan or the Options, to any of the changes expressly indicated in this sentence, as provided in Section 8.3 of the Plan. In the event of any adjustments described in the preceding two sentences, any and all new, substituted, or additional securities or other property to which any Purchaser is entitled by reason of the Option shall be immediately subject to such Option and be included in the word “Option Shares” for all purposes of such Option with the same force and effect as the Option Shares presently subject to such Option. After each such event, the number of Option Shares and/or the Option Price shall be appropriately adjusted.

8.

Share Legend. Unless the Exercise Shares are the subject of an effective registration statement and/or re-offer prospectus, as applicable, all certificates representing any Exercise Shares subject to the provision of this Agreement shall have endorsed thereon the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSED AS OF _______________, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THERE-UNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN EMPLOYEE STOCK OPTION AGREEMENT BETWEEN THE COMPANY AND CERTAIN EMPLOYEES OF THE COMPANY DATED ___________. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPLE PLACE OF BUSINES WITHOUT CHARGE.”

9.

Investment Representations. Upon the purchase of Option Shares hereunder, the Purchaser thereof shall execute and deliver to the Company a letter, substantially in the form attached hereto as Exhibit “A”, confirming such Purchaser’s investment representation.

10.

Expiration. Subject to Section 5.3 of the Plan, the Grantee’s Option shall expire (a) with respect to Vested/Unvested Shares, at the earlier of (i) a determination by the Company that the Grantee has been grossly negligent in the performance of his duties to the Company; (ii) Termination for Cause of such Grantee’s employment with the Company; (iii) Grantee’s resignation from the Company; or (iv) at 5:00 p.m., Detroit time, on the sixth Anniversary of the date hereof.

Further, notwithstanding the above, with respect to Vested Shares, if the termination of Grantee’s employment is due to death, disability or termination Without Cause, then the Option shall expire on the earlier of (i) the 90th day following the termination of Grantee’s employment; or (ii) until 5:00 p.m., Detroit time, on the sixth anniversary of the date hereof.

Further, notwithstanding the above, with respect to Vested Shares, if, following cessation of Grantee’s service to the Company for whatever reason, the Company discovers that Grantee engaged in conduct that would have justified Removal for Cause, Grantee’s Option shall expire immediately on the date of such discovery and any proceeds, gains or other economic benefit actually or constructively received by Grantee upon any exercise of the Option or upon the receipt or resale of any Common Stock underlying the Option, must and shall be paid to the Company.

11.	Definitions.

“Disability” means permanent and total disability as such term is defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

“Fully Diluted Basis” means, without duplication, (i) all shares of Common Stock outstanding at the time of determination plus (ii) all shares of Common Stock issuable upon conversion of any convertible securities or the exercise of any option, warrant or similar right, whether or not such conversion, right or option, warrant or similar right is then exercisable.

“Termination for Cause” means termination by the Company of Grantee’s employment because of Grantee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional or continued failure to perform stated duties, the unlawful violation of any law, rule or regulation (other than minor traffic violations or similar offenses).

“Termination Without Cause” means any termination by the Company of Grantee’s employment which is not a termination for Cause, including but not limited to a voluntary quit by Grantee.

12.	Further Actions. The Parties agree to execute such further instruments and to take such further actions as may reasonably be required to carry out the intent of this Agreement.

13.

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

14.

Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, and all such counterparts taken together will constitute one and the same Agreement.

15.

Notices. Any notices, consent, approval or other communications given pursuant to the provision of this Agreement shall be in writing and shall be (a) mailed by certified mail or registered mail, return receipt requested, postage prepaid, or (b) delivered by a nationally recognized overnight courier, U.S. Post Office Express Mail, or similar overnight courier, and addressed as follow:

Grantor’s Address

Caraco Pharmaceutical Laboratories, Ltd.
1150 Elijah McCoy Drive
Detroit, Michigan 48202
Attention: CEO or Secretary.

Grantee’s Address

The time of giving of any notice shall be the time of delivery by the applicable overnight courier or with respect to registered or certified mail, the time of receipt thereof by the addressee or any agent of the addressee, except that in the event the addressee or such agent of the addressee shall refuse to receive any notice given y registered mail or certified mail as above provided or there shall be no person available at the time do the delivery thereof to receive such notice, the time of the giving of such notice shall e the time of such refusal or the time of such delivery, as the case may be. Any party hereto may, giving five (5) days written notice to the other party hereto, designate any other address in substitution of the foregoing address to which notice shall be given.

16.

Successors And Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Grantee’s heirs, executors, administrators, successors and permitted assigns.

17.

Governing Law. This Agreement and all documents contemplated hereby, and all remedies in connection therewith and all questions or transactions relating thereto, shall be construed in accordance with and governed by the laws of the state of Michigan, and jurisdiction and venue shall properly lie in the courts of the state of Michigan.

18.	Entire Agreement. This Agreement and the Plan constitute the enter understanding between the Grantee and the Company with respect to the Option granted hereunder.

Please sign as Grantee in the space provided below and return the Agreement to Daniel H. Movens, CEO, to confirm your understanding and acceptance of the agreements contained in this letter.

Very truly yours,

CARACO PHARMACEUTICAL
LABORATORIES, LTD.

By:

Daniel H. Movens
Chief Executive Officer
Dated:

THE UNDERSIGNED hereby acknowledges having read this Agreement, and the other enclosures to this Agreement, and hereby agrees to be bound by all provisions set forth herein and in the plan.

GRANTEE: